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                                                                   EXHIBIT 10.43

                                    AGREEMENT


This Agreement (the "Agreement") is made and entered effective as of the 29th day of January, 1997, by and between AG Associates, Inc., a California corporation formerly known as AG Processing Technologies, Inc., (hereinafter "AGA"), and AG Associates (Israel) Ltd., an Israeli company (hereinafter "AGI").

WHEREAS prior to entering into this Agreement, the parties hereto entered into a certain Agreement dated February 27, 1995 (the "Original Agreement"), by and among AGA, AGI, Rapro Technology Inc. ("RAPRO"), CLAL Electronics Industries Ltd.. ("CLAL"), and Arnon Gat ("GAT") pursuant to which, among other matters, AGA and RAPRO: (a) transferred to AGA and AGI joint ownership of the technology, owned by AGA and RAPRO, which related to a chemical vapor deposition cluster tool used in the manufacture of semiconductors and (b) licensed to AGI additional technology relating to temperature measurements of rapid thermal processes, used in the manufacture of semiconductors; and

WHEREAS the parties herein, with the approval of RAPRO, CLAL and GAT, set forth in a separate document, desire to make amendments to the abovementioned technology transfer and license provisions in the Original Agreement, as set forth in this Agreement; and

WHEREAS AGA has developed certain technologies relating to the rapid thermal processing of semiconductors, which AGI wishes to license from AGA and AGA has agreed to grant AGI license thereto, all under the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and conditions contained herein, the parties to this Agreement hereby agree as follows:

1.    PREAMBLE AND ANNEXES
      The preamble to this Agreement and all annexes attached hereto form an integral part of this Agreement.


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2.    DEFINITIONS

      2.1 Unless otherwise noted herein, all capitalized terms used herein, shall have the meaning given to such terms in the Original Agreement.

      2.2 The following capitalized terms shall have the respective meaning ascribed to them hereinbelow:

      2.2.1 "Additional Technology" or "AT" means any Intellectual Property Right relating to the technology described in Annex "2.2" attached hereto as the technology exists on the date thereof, including, without limitation, Intellectual Property Rights, with respect to Documentation and Devices and Components related thereto.

      2.2.2 "AT Improvements" means Improvements to the Additional Technology, that are made, discovered or first reduced to practice, directly or indirectly, alone or jointly with others from the date hereof, until June 30, 1998, by either AGA or AGI.

3.    AMENDMENTS TO THE ORIGINAL AGREEMENT

      Section 5.3.2.4 to the Original Agreement is being hereby replaced by the following Section 5.3.2.4:

"5.3.2.4 Trademark or Other License Rights. Without additional consideration,
         AGA hereby grants AGI a non- transferable license to use the name "AG Associates," but only in conjunction with the word "Israel", and to use the AGA trademark (a diagonal set of yellow lines in triangular form), but only in conjunction with the name "AG Associates Israel", "AG Israel" or "AGI". However, AGA shall be entitled to terminate such license by a prior written notice to AGI of not less than 18 (eighteen) months."


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4.    THE ADDITIONAL TECHNOLOGY

      4.1   Grant of License

            (a) In consideration for the royalty payments set forth in Section 4.2(a) below, AGA hereby grants AGI a perpetual, irrevocable, worldwide, non-exclusive license, to make, use and distribute products embodying the Additional Technology, and to modify and prepare derivative works of, and otherwise use, the Additional Technology. Subject to Section 4.5 hereto, and without derogatingtherefrom, such license shall be non-transferable without the prior written consent of AGA.

            (b) At AGI's reasonable request, AGA shall take any action, or authorize and empower AGI or AGI's designee, including its attorneys, to take on AGAs behalf, but at AGI's expense, any action deemed necessary to AGIin order to protect AGA's Intellectual Property Rights in the Additional Technology.

      4.2   Payment of Royalties

            (a) In consideration for the license to the Additional Technology, granted to AGI hereunder, AGI shall pay AGA royalties, as follows:

                  (i) for any system module that incorporates both an axisymmetric heater, which is based on theAdditional Technology received from AGA (hereinafter: the "Heater"), and a parallel plate temperature measurement device based on the Additional Technology received from AGA (hereinafter. the "Measurement Device") (all together hereinafter: the "Combined Module") for which AGI actually receives revenues - US$ 17,000;

                  (ii) for any system module that incorporates either a Heater or a Measurement Device (hereinafter: the


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"Non-Combined Module") for which AGI actually receives revenues -US$ 8,500.

It is hereby clarified that AGI's obligation to pay royalties to AGA shall only be for the sales of Combined Modules or Non-Combined Modules.

Notwithstanding anything to the contrary herein, the aggregate sum of royalties paid by AGI to AGA shall in no event exceed the total sum of US$ 2,000,000, whereafter AGI shall be exempted from any obligation to pay royalties.

It in hereby provided that AGI's obligation to pay royalties, as aforesaid, shall be due only when, and as long as, AGI's annual financial statements reflect profits stemming from current business activities, and, further provided, that the sum of royalties paid in any quarter according to subsection
(b) below, shall not exceed 20% of the operating profits for the previous calendar quarter. It Is hereby clarified that any amount of royalty payments not paid in accordance with the above, shall be retained on account to be paid in subsequent quarters, subject to the abovesaid conditions regarding AGI's profits and the bar of the 20% of operating profits in said quarters as aforesaid.

(b) The royalties provided for in this Section 4.2 (a) shall be paid within thirty (30) days following the end of each calendar quarter with respect to sales revenues actually received in the previous quarter. Payment will be accompanied by a written statement, certified by the Chief Financial or Executive Officer of AGI stating the number of Combined and non-Combined Modules sold.

(c) In connection with the payment of royalties, AGA will be entitled, at AGA's expense, to audit the books and records of AGI in order to verify the accuracy of the royalties paid. Audits may be conducted by an Independent CPA at reasonable places during normal business hours, but no more frequently than once in any particular calendar quarter. The CPA will undertake not to disclose to AGA and/or any


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      third party any confidential information or other valuable commercial information.

4.3   AT Improvements

      Subject to Section 4.5 herein, each of AGI and AGA hereby covenants and undertakes that all the AT Improvements which are: (a) made. discovered or first reduced to Practice by AGA, or on its behalf, and are thus licensed to AGI and (b) made. discovered or first reduced to practice by ACT, or on its behalf, and thus cross-licensed to AGA, without any additional consideration. such license or cross-license will be perpetual. irrevocable. worldwide, non-exclusive and will confer upon the licensee Or cross-licensee the same rights, granted under Section 4 hereto, with respect to the Additional Technology, and

      All provisions hereunder pertaining to the Additional Technology, except for the obligation to pay royalties, shall apply, mutatis mutandis, to the AT improvements.

AGA and AGI will each provide the other with such AT Improvements to be licensed or cross-licensed, pursuant to the terms herein, within a commercially reasonable time after such AT Improvements have been made, discovered or first reduced to practice by such party. AGA and AGI will have the rights that are to be licensed or cross-licensed, under this Agreement respecting the other party's AT Improvements, when created. developed or invented, regardless of whether or not physically delivered to such party.

4.4   Grant of Rights to the Additional Technology

      4.4.1 (i) Any sale, transfer or license of the Additional Technology shall require the prior written consent of AGA.

(ii) Any sale, transfer or license of any of the AT Improvements, by the party who has a license or cross-license to such AT Improvement, shall require the prior written consent of the party who developed or made such improvement.



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4.4.2     It is hereby clarified that:

(i)   AGA can sell, transfer or license the Additional
      Technology without any limitation; and

(ii) The party who developed or made the AT Improvement can sell, transfer or license such improvement without any limitation; provided however, that if such sale or license includes any additional Technology or AT Improvement developed or made by the other Party, such grant shall require the other Party's prior written consent.

4.5    Governmental Restrictions

       (a) In order to enable AGI to receive funds under the 0.25 Micron Consortium of the Magnet Program (the
                "Consortium") managed by the Chief Scientist of the Ministry of Industry and Commerce ("Chief Scientist"), in which Consortium AGI is currently a member, AGA hereby grants its consent to AGI's granting of a license or sub-license, as applicable, to the CVD Technology and/or to any CVD Improvements and/or to the RTPT Technology and/or to any RTPT Improvements and/or to the Additional Technology and/or to any AT Improvements, to the other members of the Consortium, all as required under the agreements of the Consortium; provided however that:
                (1) AGI shall receive the prior consent of the members of the Consortium, and of the Chief Scientist, to the transfer to AGA of the Improvements made by AGI to the technologies which originated from AGA, which Improvements were developed by AGI within the Consortium; and (2) that the Consortium agreements shall contain a provision, according to which, upon the purchase of more than 25% of the share capital or the voting power of any member of the Consortium by a single non-member, and any of its affiliates (i.e. any entity controlled by it, or controlling it or under same controlling parties, if any, in one transaction or series of related transactions,



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then to the extent that any such non-member or any of its affiliates is a competitor of any member of the Consortium or might be a competitor of any other member - such member whose shares or voting power is acquired as aforesaid, shall be deemed to have retired from the Consortium and its membership shall expire, unless all of the other Consortium members approve of the purchase; and
(3) that Opal Ltd. and Orbot Instruments Ltd. shall cease to be members of the Consortium; and (4) that the consortium agreements shall provide adequate provisions regarding the non-disclosure of the technologies and the non-transfer of the technologies to non-members.

(b) Notwithstanding anything to the contrary herein or in the Original Agreement, if AGI submits an application for development of any technology to the Israeli Chief Scientist under the Law for the Encouragement of Industrial Research and such application, if granted, could

(i) prohibit AGI from performing any of its obligations, if any, to deliver technology to AGA or to license such technology to AGA; or

(ii) require AGI to transfer any rights in, or disclose such technology to any third party and such transfer or disclosure would constitute a violation of AGI's obligations under this Agreement or the Original Agreement, then in either event, AGI must obtain AGA's prior written. consent to submit such application. If any application is granted by the Israeli Chief Scientist having the effects described in clause (i) or (ii) above, and AGA's consent ham not already been obtained to such application prior to submission, then AGI will not enter into the development described in such application without first obtaining AGA's written consent. AGA hereby approve its consent to the current application which AGI have submitted for the approval of the Chief Scientist and consent that AGI shall submit the application which it stands to submit which application covers the R&D plans set forth in Annex "4.5" attached hereto, and agree that the grant of a license to,


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cross-license to, or co-ownership, as applicable, in the Improvements which shall be made by AGI under the plans covered by said applications shall be subject to the approval of the Chief Scientist, and shall be granted in accordance with the terms of such approval, if any. AGI will use diligent, repeated, good-faith efforts to obtain the approval of the Israeli Chief Scientist to the delivery and license of technology to AGA and to keeping the technology confidential in accordance with this Agreement and the Original Agreement.

4.6   Termination of License

      The license granted herein to a Party by the other Party, to the Additional Technology and/or to any AT Improvement, as applicable, and the license granted by a Party to the other Party under the Original Agreement to the RTPT Technology and/or to any RTPT Improvement, as applicable, shall be terminated and such Party who received such licenses to said technologies (the "Licensee Party') shall have no rights with respect to such technologies, in the event the (a) the Licensee makes a general assignment for the benefit of creditors: or (b) the Licensee files a voluntary petition of bankruptcy; or (c) a permanent liquidator is appointed over the Licensee pursuant to a liquidation proceeding against it; or (d) the Licensee has wound-up or liquidated its business voluntarily or otherwise.

4.7   Representations by AGA

      AGA hereby represents, warrants, covenants and undertakes towards AGI the following to be true and correct as of the date of execution hereof:

(a) AGA is the sole and exclusive owner of all rights, title and interests in and to the Additional Technology, and such rights are free and clear of all liens, adverse claims, security interests or encumbrances or other third parties rights.

(b) AGA has the full right and authority to grant AGI the license to the Additional Technology as provided herein.


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Without derogating from that which is stated in clause (a) above, the use of the
Additional Technology by AGI, and the implementation of AGI's rights hereunder, will not violate or infringe any third party's rights whatsoever.

In the event of a breach of any representation, warranty, covenant or undertaking set forth in this Section 4.7, AGA shall pay to AGI, as sole and exclusive pecuniary liability, 50 cents of any US$1 actually paid by AGI to any third party by reason of such breach (the "Payment Sum"), but in no event shall AGA's obligation to pay the Payment Sum exceed an amount equal to the aggregate amount of royalties paid or to be paid by AGI to AGA pursuant to the provisions herein, whereas the payment of any Payment Sum which exceeds the aggregate amount of royalties payments already paid to AGA by AGI, shall be made only by way of set off from future royalties payments coming to AGA from AGI hereunder, and not by way of actual cash payments.

4.9   Incorporation by Reference

       Sections 5.3.6.2 ("CVD Documentation'), 5.3.6.3 ("Improvements Documentation"), 5.3.8 ("Compliance with Law"), 5.3.11
       ("Covenant"), 18 ("Governing Law"), 20 ("Expenses and Taxes"), 21 ("Confidentiality"), 22 ("Non-Assignability"), 23 ("Execution in Counterparts"), 24 ("Captions") and 26 ("Further Cooperation") to the Original Agreement (as amended herein), shall apply, mutatis mutandis, with respect to the Additional Technology and the AT Improvements.

4.10 It in hereby clarified that the license granted herein to the Additional Technology and to the AT Improvements, does not permit either Party to be engaged in the other Party's exclusive field of use, set forth in Annex Y attached to the Original Agreement and as further clarified in writing, or derogate in any other way from the Parties' obligations not to be engaged each in the other's said exclusive field of use during the Non-Compete Term, and therefore each Party shall continue to be restricted during the Non-Compete Term from being engaged, including by using the AT


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Technology or the AT improvements, in the other Party's field of use, as set forth in said Annex Y as further clarified in writing.

5.     NOTICES

       All notices given by one party to the other hereunder, will be given in writing, and will be deemed to have been delivered to the addresee immediately on their delivery if delivered by hand, or upon transmission, if sent by facsimile, and confirmed by written reply by facsimile, or within five (5) business days after being sent by mail, express airmail, or via international courier, as per the addresses indicated hereinbelow, or to such other address or facsimile number as a party may thereafter give notice in writing, to the other parties of this Agreement.

If  to AGA:
AG Associates, Inc. 4425 Fortran Drive San Jose, California 95134
U.S.A.,    Facsimile No. (408) 935-2732, Attention:  Chief Executive
Officer.

If to AGI:
AG Associates (Israel) Ltd Industrial Park at Ramat Gabriel, P.O.B. 171, Migdal HeEmeq 10551 Israel, Facsimile No. 06-440551, Attention:
General Manager.

IN WITNESS WHEREOF the parties have signed:

----------------------------
AGA ASSOCIATES, INC. (AGA)


----------------------------------
AG ASSOCIATES (ISRAELI LTD. (AGI)


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                                    ANNEX 2.2

Following is the specific additional technology ("AT") created by AGA that is being licensed to AGI by AGA pursuant to the term of this Agreement:

1. Axisymmetric heater assembly comprised of the detailed design and simulation files for multiple ring with point source vertical filament lamps. The design includes reflector optimization, spacing and density of lamps, water-and air cooling manifolds Ids.

2. Reflectivity enhanced temperature measurement subsystem elements which include the AGA's vendor name for reflective coating, optimization of fiber rod distance from wafer, software algorithm and simulation files for temperature measurement spot correction for the AGA's parallel plate design configuration.



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ANNEX 4.5 TO THE TECHNOLOGY AGREEMENT

The following program that was submitted by AGI to the chief scientist and was approved, constitutes improvements to the heater technology as received form
AGA:

Improvements of the axisymetric heater design for higher reliability and ease of Manufacturability. The program includes CIP (continuous improvement program) and use of simulation and optimization to improve heater performance based on field feedback.